         EX-99.B-77Q1

IVY FUNDS

Supplement dated April 14, 2009
to the
Ivy Equity Funds Prospectus dated July 31, 2008
and as supplemented September 4, 2008 and January 6, 2009 and April 8, 2009
and to the
Ivy Funds Class E Shares Prospectus dated July 31, 2008
and as supplemented September 4, 2008 and October 9, 2008 and April 8, 2009

At a meeting held on March 26, 2009, the Board of Trustees of Ivy Funds unanimously approved the termination of the Investment Sub-Advisory Agreement between Ivy Investment Management Company (IICO) and Templeton Investment Counsel, LLC (Templeton) dated September 3, 2003, relating to Ivy International Balanced Fund (Fund). As a result, effective April 15, 2009, IICO, the Fund's investment adviser, assumes direct investment management responsibilities of the Fund's portfolio. All references to Templeton where it appears in the Prospectus with respect to Ivy International Balanced Fund are deleted.

The following information replaces the disclosure regarding the management of Ivy International Balanced Fund in the section entitled "Portfolio Management:"

Ivy International Balanced Fund:   John C. Maxwell is primarily responsible for the day-to-day management of Ivy International Balanced Fund and has held his Fund responsibilities since April 15, 2009, when IICO assumed direct investment management responsibilities of the Fund's portfolio from Templeton Investment Counsel, LLC, the Fund's former investment subadviser. Mr. Maxwell is Vice President of IICO and Waddell & Reed Investment Management Company (WRIMCO), and portfolio manager for Ivy International Core Equity Fund. He joined WRIMCO, an affiliate of IICO, in 1998 initially serving as an investment analyst and has served as assistant portfolio manager for funds managed by IICO and WRIMCO since July 2003 and as co-portfolio manager of Ivy International Core Equity Fund since February 2006. Since January 2009, Mr. Maxwell has been solely responsible for the management of Ivy International Core Equity Fund. In 2004, Mr. Maxwell began assisting the international group of IICO as an investment analyst. Mr. Maxwell earned a BS degree from the University of Kentucky, and an MBA from the Johnson Graduate School of Management, Cornell University. He is a Chartered Financial Analyst.

IVY FUNDS

Supplement dated July 1, 2009
to the
Ivy Equity Funds Prospectus dated July 31, 2008
and as supplemented September 4, 2008, April 8, 2009 and April 14, 2009

At a meeting held on March 26, 2009, the Board of Trustees of Ivy Funds unanimously approved the termination of the Investment Sub-Advisory Agreement between Ivy Investment Management Company (IICO) and Henderson Global Investors (North America) Inc. (Henderson), dated December 31, 2002, relating to Ivy European Opportunities Fund (Fund). As a result, effective July 1, 2009, IICO, the Fund's investment adviser, assumes direct investment management responsibilities of the Fund's portfolio. All references to Henderson where it appears in the Prospectus with respect to Ivy European Opportunities Fund are deleted.

The following information replaces the disclosure regarding the management of Ivy European Opportunities Fund in the section entitled "Portfolio Management:"

Ivy European Opportunities Fund: Thomas A. Mengel is primarily responsible for the day-to-day management of Ivy European Opportunities Fund and has held his Fund responsibilities since July 1, 2009, when IICO assumed direct investment management responsibilities of the Fund's portfolio from Henderson Global Investors (North America) Inc., the Fund's former investment subadviser. He is Senior Vice President of IICO and WRIMCO. Mr. Mengel has been a portfolio manager for, and employee of, WRIMCO since May 1996, other than a leave from December 31, 2008 through June 30, 2009. He is a graduate of the University of Berlin with a degree in Business, Finance and Economics.

IVY FUNDS

Supplement dated July 1, 2009
to the
Statement of Additional Information dated July 31, 2008

At a meeting held on March 26, 2009, the Board of Trustees of Ivy Funds unanimously approved the termination of the Investment Sub-Advisory Agreement between Ivy Investment Management Company (IICO) and Henderson Global Investors (North America) Inc. (Henderson), dated December 31, 2002, relating to Ivy European Opportunities Fund (Fund). As a result, effective July 1, 2009, IICO, the Fund's investment adviser, assumes direct investment management responsibilities of the Fund's portfolio. All references to Henderson where it appears in the Statement of Additional Information with respect to Ivy European Opportunities Fund are deleted.

The following is added to the section entitled "Portfolio Managers:"

Portfolio Managers employed by IICO

The following table provides information as of March 31, 2009, relating to the portfolio manager of the Fund:

Thomas Mengel -- Ivy European Opportunities Fund*
	Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
Number of Accounts Managed	1	0	2
Number of Accounts Managed with Performance-Based Advisory Fees	0	0	0
Assets Managed (in millions)	$192.7	$0	$4.4
Assets Managed with Performance-Based Advisory Fees (in millions)	$0	$0	$0

* IICO assumed direct investment management responsibility of Ivy European Opportunities Fund effective July 1, 2009.

Ownership of Securities

As of March 31, 2009, the dollar range of shares beneficially owned by the portfolio manager was:

Manager	Portfolio Managed in Ivy Funds	Dollar Range of Shares Owned in Portfolio Managed	Dollar Range of Shares Owned in Funds in Fund Complex
Thomas Mengel	Ivy European Opportunities Fund	$0	$500,001 to $1,000,000

A portion of each portfolio manager's compensation is held in a deferred account, and deemed to be invested in funds within the Fund Complex. As of March 31, 2009, the dollar range of shares of the Funds deemed owned by the portfolio manager was:

Manager	Portfolio Managed in the Ivy Funds	Dollar Range of Shares Deemed Owned in Portfolio or Style Managed[1]	Dollar Range of Shares Deemed Owned in Funds in Fund Complex
Thomas Mengel	Ivy European Opportunities Fund	$100,001 to $500,000[2]	$100,001 to $500,000

1 Shares deemed owned in any fund within the Fund Complex which is managed by the Manager.

2 Dollar range indicated reflects deferred compensation in Ivy International Growth Fund and Waddell & Reed Advisors International Growth Fund.